As filed with the Securities and Exchange Commission on July 6, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under The Securities Act of 1933

CECO ENVIRONMENTAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-2566064
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254

(Address of Principal Executive Offices Including Zip Code)

Restricted Stock Units Inducement Award Agreement

Nonqualified Stock Option Inducement Award Agreement

Nonqualified Premium Stock Option Inducement Award Agreement

(Full Title of the Plan)

Chasity Henry, Esq.

Senior Vice President, General Counsel and Corporate Secretary

CECO Environmental Corp.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

(214) 357-6181

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	94,340 (1)(4)	$6.505 (5)	$613,681.70 (5)	$80
Common Stock, par value $0.01 per share	316,902 (2)(4)	$6.36 (6)	$2,015,496.72 (6)	$262
Common Stock, par value $0.01 per share	898,204 (3)(4)	$12.72 (7)	$11,425,154.88 (7)	$1,483

(1)

Represents the number of shares of common stock, par value $0.01 per share (“Common Stock”), of CECO Environmental Corp. (the “Registrant”), deliverable upon settlement of restricted stock units to be granted to Mr. Todd Gleason on July 6, 2020 pursuant to a Restricted Stock Units Inducement Award Agreement between the Registrant and Mr. Gleason (the “RSU Inducement Agreement”), being registered hereon. See “Explanatory Note” below.

(2)

Represents the number of shares of Common Stock deliverable upon exercise of stock options granted to Mr. Gleason on July 6, 2020 pursuant to a Nonqualified Stock Option Inducement Award Agreement between the Registrant and Mr. Gleason (the “Standard Option Inducement Agreement”), being registered hereon. See “Explanatory Note” below.

(3)

Represents the number of shares of Common Stock deliverable upon exercise of stock options granted to Mr. Gleason on July 6, 2020 pursuant to a Nonqualified Premium Stock Option Inducement Award Agreement between the Registrant and Mr. Gleason (the “Premium Option Inducement Agreement”), being registered hereon. See “Explanatory Note” below.

(4)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers, in addition to the number shown in the table above, such additional shares of Common Stock as may become deliverable pursuant to any anti-dilution provisions of the Standard Option Inducement Agreement, the Premium Option Inducement Agreement and the RSU Inducement Agreement, as applicable.

(5)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on The Nasdaq Global Market on July 1, 2020, within five business days prior to filing.

(6)

Pursuant to paragraph (h) of Rule 457 of the General Rules and Regulations under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the fee have been calculated on the basis of the exercise price for the grant evidenced by the Standard Option Inducement Agreement.

(7)

Pursuant to paragraph (h) of Rule 457 of the General Rules and Regulations under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the fee have been calculated on the basis of the exercise price for the grant evidenced by the Premium Option Inducement Agreement.

EXPLANATORY NOTE

Pursuant to the Standard Option Inducement Agreement, the Premium Option Inducement Agreement and the RSU Inducement Agreement, the Registrant is granting options to purchase an aggregate of 1,215,106 shares of Common Stock, and restricted stock units covering 94,340 shares of Common Stock, to Mr. Gleason on July 6, 2020. This Registration Statement registers the Common Stock issuable upon exercise or settlement, as applicable, of such grants.

The foregoing grants are inducements material to Mr. Gleason’s acceptance of employment as the Chief Executive Officer of the Registrant, and were approved by the Registrant’s Board of Directors and the Compensation Committee thereof. Such grants are in reliance on Nasdaq Stock Market (“Nasdaq”) Listing Rule 5635(c), which exempts certain inducement equity grants from the general requirement of the Nasdaq rules that equity-based compensation plans and arrangements be approved by stockholders.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (Commission File No. 000-07099), filed March 4, 2020;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (Commission File No. 000-07099), filed May 6, 2020;

(c)	The Registrant’s Current Reports on Form 8-K (Commission File No. 000-07099) filed April 7, 2020, June 16, 2020 and July 6, 2020; and

(d)

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 10 (Commission File No. 000-07099), filed December  13, 1992, as amended by the description of the Common Stock contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (Commission File No. 000-07099), filed March 4, 2020, and as amended by any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the provisions of the General Corporation Law of the State of Delaware (“DGCL”), the Registrant has adopted provisions in its certificate of incorporation and bylaws that require the Registrant to indemnify its officers and directors to the fullest extent permitted by law, and eliminate the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of their duty of due care except (a) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption or (d) for any transaction from which the director derived an improper personal benefit. These provisions do not eliminate a director’s duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including federal securities laws.

The Registrant’s certificate of incorporation and bylaws provide for mandatory indemnification of officers and directors of the corporation, including a director or officer of the corporation who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted under the DGCL. The Registrant may also, at its discretion, provide the same benefits of indemnification to any employee or agent of the corporation. Also, the Registrant is authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not the Registrant would have the power or obligation to indemnify him or her under its bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (Commission File No. 000-07099))

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 000-07099) filed on December 13, 2017)

4.3	Nonqualified Stock Option Inducement Award Agreement, by and between CECO Environmental Corp. and Todd Gleason, dated as of July 6, 2020

4.4	Nonqualified Premium Stock Option Inducement Award Agreement, by and between CECO Environmental Corp. and Todd Gleason, dated as of July 6, 2020

4.5	Restricted Stock Units Inducement Award Agreement, by and between CECO Environmental Corp. and Todd Gleason, dated as of July 6, 2020

5.1	Opinion of Jones Day

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 6th day of July, 2020.

CECO ENVIRONMENTAL CORP.

By:	/s/ Chasity Henry
Chasity Henry
Senior Vice President, General Counsel and
Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: July 6, 2020	*
Todd Gleason Chief Executive Officer and Director (Principal Executive Officer)

Date: July 6, 2020	*
Matthew Eckl Chief Financial Officer (Principal Financial Officer)

Date: July 6, 2020	*
Paul Gohr Chief Accounting Officer (Principal Accounting Officer)

Date: July 6, 2020	*
Jason DeZwirek Chairman of the Board and Director

Date: July 6, 2020	*
Eric M. Goldberg Director

Date: July 6, 2020	*
David B. Liner Director

Date: July 6, 2020	*
Claudio A. Mannarino Director

Date: July 6, 2020	*
Munish Nanda Director

Date: July 6, 2020	*
Jonathan Pollack Director

Date: July 6, 2020	*
Valerie Gentile Sachs Director

* This Registration Statement has been signed on behalf of the above officers and directors by Chasity Henry, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

Dated: July 6, 2020	By:	/s/ Chasity Henry
Chasity Henry
Attorney-in-Fact

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